Exhibit 99.1

News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2016 Full year and fOURTH QUARTER RESULTS – fiscal 2016 net income up 22%

For Further Information Contact:

Michael DeGraff

Sard Verbinnen & Co

Phone: 312.895.4734

Email: mdegraff@sardverb.com

GLENWOOD, Ill. —  December 14, 2016 — Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring and outsourced medical physics services, today reported financial results for its fiscal 2016 full year and fourth quarter ended September 30, 2016 and provided guidance for Fiscal 2017.

Fiscal 2016 and Fourth Quarter Highlights

•	Fiscal 2016 reported revenue of $149.2 million,
o	Excluding the divested Medical Products and Radon businesses, pro forma revenue of $143.3 million increased 4.8% compared to the prior year
•	Fiscal 2016 reported net income of $17.8 million and earnings per diluted share of $1.85
o	Fiscal 2016 adjusted net income of $18.4 million, or $1.92 per diluted share, exceeds top end of guidance of $17.5 million
•	Reported fourth quarter earnings per diluted share of $0.26, includes negative tax impact of the divested Medical Products business
o	Fourth quarter adjusted earnings per diluted share of $0.44
•	Full-year debt reduction of $24 million, an 18% reduction
•	Full remediation of prior year material weaknesses completed

Mike Kaminski, President and Chief Executive Officer of Landauer stated, “Our Fiscal 2016 results continue to demonstrate the strong progress and transformation occurring at Landauer. Throughout the year, we successfully streamlined our core business and made significant progress on the development of our Verifii digital dosimetry platform, passing a number of key technical milestones and beginning our initial rollout of customer field testing. Looking ahead to 2017, we expect demand for our imaging physics and informatics solutions to drive increased recurring revenue and we will continue to be squarely focused on executing our strategic growth plan by making the investments in R&D and marketing necessary to support the launch of our Verifii platform.”

Exhibit 99.1

Fiscal Year Ended September 30, 2016 Financial Overview

Revenues for fiscal 2016 were $149.2 million, a 1.4% decrease compared to $151.3 million for fiscal 2015.  Excluding the divested Medical Products and Radon businesses, total revenues increased $6.6 million, or 4.8%, compared to the prior year period.  Domestic Radiation Measurement services revenues increased 2.4%, and revenues in the Medical Physics segment increased $3.8 million, or 10.7%, due to strong demand for imaging services.

Operating income for fiscal 2016 was $26.6 million, a 12.4% increase compared to operating income of $23.7 million for the fiscal 2015. Excluding the operating income from the divested Medical Products and Radon businesses, operating income increased $4.4 million, or 20.9%, compared to the prior year period.  The increase in operating income was driven by higher margin sales coupled with a decrease in reorganization expenses and selling, general and administrative expenses.

Fourth Quarter Financial Overview

Revenues for the fourth fiscal quarter of 2016 were $36.8 million, an 8.4% decrease compared to revenues of $40.2 million for the fourth fiscal quarter of 2015.  Excluding the divested Medical Products and Radon businesses, total revenues decreased $0.2 million compared to the prior year period.  As expected given the timing of military sales, Radiation Measurement revenues for the quarter decreased to $26.5 million from $28.1 million for the fourth fiscal quarter of 2015.  There were no military sales in the fourth fiscal quarter of 2016 compared to approximately $2 million in the fourth fiscal quarter of 2015.  Medical Physics revenues increased $0.8 million, or 8.5%, to $10.3 million, due to strong demand for imaging services.

Operating income for the fourth fiscal quarter of 2016 was $5.5 million, compared to operating income of $6.8 million for the fourth fiscal quarter of 2015.  Excluding the operating income from the divested Medical Products and Radon businesses, operating income decreased $0.9 million compared to the prior year period due to the timing of military sales.

Fiscal 2017 Outlook

The Company anticipates fiscal 2017 revenues in the range of $149 million to $154 million, representing a 4% to 7% increase compared to the fiscal 2016 Comparable Revenues.  The Company anticipates diluted earnings per share in the range of $1.65 to $1.71, representing a 1% to 5% increase versus the fiscal 2016 Comparable Diluted EPS.

Reflected in this outlook is an expectation that the Company will make meaningful investments in fiscal 2017 as it prepares for the launch of its next generation Verifii platform. The Company expects additional R&D spending and marketing and operations expenses of approximately $2 million to support the launch.  In addition, the Company’s diluted earnings per share forecast in fiscal 2017 includes non-cash stock compensation expense of $3.1 million as it continues to shift its incentive compensation program more heavily towards longer-term, performance based awards.

Previously, the Company’s fiscal 2016 earnings outlook was based on a non-GAAP measure, adjusted net income.  Adjusted net income excluded the impact of stock compensation expense and non-recurring gains and losses.

Exhibit 99.1

In order to provide comparable fiscal 2016 revenues and earnings per diluted share, please refer to the following table:

FY2016 Revenues, As Reported$149.2 million

Less: Decrease from divested businesses   (5.9) million

FY2016 Comparable Revenues$143.3 million

FY2016 Net Income, As Reported$17.8 million

Add:  Non-recurring expenses, net of tax    0.5 million

Less: Gain on divestiture  (1.9) million

Less: Net income from divested businesses  (0.9) million

FY2016 Comparable Net Income$15.5 million

FY2016 Comparable Diluted EPS$1.63

Use of Non-GAAP Financial Measures

Management believes the disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance.  Non-GAAP financial measures disclosed in this report include: Adjusted EBITDA, Adjusted Net Income, Pro Forma Revenue, Pro Forma Operating Income and Adjusted Earnings per Diluted Share.

Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA represents net income with adjustments for net financing costs, depreciation and amortization, provision for income taxes, stock compensation expense, goodwill and other intangible assets impairments, and acquisition, reorganization and nonrecurring costs. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

In addition, the Company’s management used Adjusted Net Income as a measure of earnings to eliminate the effects of certain non-cash and nonrecurring items of the Company. Adjusted Net Income and Adjusted Earnings per Diluted Share represents net income with tax-effected adjustments for stock compensation expense, goodwill and other intangible assets impairments and acquisition, reorganization and nonrecurring costs.

The Pro Forma Revenue and Pro Forma Operating Income measures exclude the Medical Products business, which was divested in May 2016, and the Radon business, which was divested in September 2015, and the negative impact of foreign currency.  As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize these pro forma measures as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements.

These financial measures are not recognized measurements under GAAP and should not be considered as an alternative to the most directly comparable measures presented in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included within this news release.

Exhibit 99.1

Conference Call Details

Landauer has scheduled its full-year and fourth quarter conference call for investors over the Internet on Wednesday, December 14, 2016, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). To participate, callers should dial 866-866-1542 (within the United States and Canada), or 707-294-1539 (international callers), passcode 34771026, about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 855-859-2056 (within the United States and Canada), or 404-537-3406 (international callers), passcode 34771026, which will be available through Friday, January 13, 2017. The replay will also be available on Landauer’s website for 30 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, as well as the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. For information about Landauer, please visit their website at http://www.landauer.com

Exhibit 99.1

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2017 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance; the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or joint ventures; valuation of the Company’s long-lived assets or reporting units relative to future cash flows; changes in pricing of services and products; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A. “Risk Factors” and Item 7A. “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Financial Tables Follow

Exhibit 99.1

Landauer, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)	September 30, 2016	September 30, 2015
Assets
Cash and cash equivalents	$13,285	$15,314
Receivables, net of allowances of $1,296 in 2016 and $1,556 in 2015	31,998	32,412
Inventories	5,670	7,035
Prepaid expenses and other current assets	5,049	6,992
Total current assets	56,002	61,753

Property, plant and equipment, net	46,417	46,367
Equity in joint ventures	26,174	24,010
Goodwill	33,807	35,072
Intangible assets, net of accumulated amortization of $11,772 in 2016 and $38,662 in 2015	9,297	13,052
Other assets	19,119	28,490
Total assets	$190,816	$208,744

Liabilities
Total current liabilities	$34,498	$38,493
Long-term debt	109,100	133,385
Other non-current liabilities	26,619	24,539
Total liabilities	170,217	196,417

Stockholders' equity
Landauer, Inc. stockholders' equity	19,178	11,195
Noncontrolling interest	1,421	1,132
Total stockholders' equity	20,599	12,327
Total Liabilities and Stockholders' Equity	$190,816	$208,744

Exhibit 99.1

Landauer, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
(Dollars in Thousands, Except per Share)	2016	2015	2016	2015
Total revenues	$36,773	$40,161	$149,239	$151,314

Cost and expenses:
Cost of sales	19,083	19,402	73,761	72,585
Selling, general and administrative expense	12,231	12,901	48,837	53,989
Acquisition and reorganization costs	-	1,041	-	1,041
Total costs and expenses	31,314	33,344	122,598	127,615

Operating income	5,459	6,817	26,641	23,699
Equity in income of joint ventures	686	503	1,483	2,307
Other expense, net	(500)	(1,611)	229	(4,684)
Income before taxes	5,645	5,709	28,353	21,322
Income tax expense	2,825	3,002	9,899	6,273

Net income	2,820	2,707	18,454	15,049
Less: Net income attributed to noncontrolling interest	254	143	701	506

Net income attributed to Landauer, Inc.	$2,566	$2,564	$17,753	$14,543

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.27	$0.27	$1.86	$1.52
Weighted average basic shares outstanding	9,532	9,533	9,526	9,511

Diluted	$0.26	$0.27	$1.85	$1.52
Weighted average diluted shares outstanding	9,584	9,570	9,569	9,540

Adjusted Diluted	$0.44	$0.41	$1.92	$1.78

Exhibit 99.1

Landauer, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended September 30,
(Dollars in Thousands)	2016	2015
Cash flows from operating activities:
Net income	$18,454	$15,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,072	12,312
Equity in income of joint ventures	(1,483)	(2,307)
Dividends from joint ventures	1,195	1,144
Stock-based compensation and related net tax benefits	2,841	1,583
Current and long-term deferred taxes, net	9,150	238
(Gain) loss on disposition of business	(4,131)	366
Loss on sale, disposal and abandonment of fixed assets	705	181
(Gain) loss on investments	(754)	176
Changes in operating assets and liabilities	(5,509)	(489)
Net cash provided by operating activities	31,540	28,253

Net cash provided by (used in) investing activities	1,779	(2,278)

Cash flows from financing activities:
Long-term borrowings, net	(24,285)	(200)
Dividends paid to stockholders	(10,574)	(15,874)
Other financing activities, net	(420)	(449)
Net cash used in financing activities	(35,279)	(16,523)

Effects of foreign currency translation	(69)	(899)

Net (decrease) increase in cash and cash equivalents	(2,029)	8,553
Opening balance - cash and cash equivalents	15,314	6,761
Ending balance - cash and cash equivalents	$13,285	$15,314

Exhibit 99.1

Non-GAAP Financial Measures

A reconciliation of Adjusted EBITDA and Adjusted Net Income,  Pro Forma Revenue and Pro Forma Operating Income (i.e., non-GAAP financial measures) to the most directly comparable GAAP measures is provided below:

	Three Months Ended September 30,		Twelve Months Ended September 30,
(Unaudited, Dollars in Thousands)	2016	2015	2016	2015
Adjusted EBITDA
Net income attributed to Landauer, Inc.	$2,566	$2,564	$17,753	$14,543
Add back:
Net financing costs	571	1,258	2,991	3,910
Depreciation and amortization	2,609	3,038	11,072	12,312
Provision for income taxes	2,825	3,002	9,899	6,273
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$8,571	$9,862	$41,715	$37,038
Adjustments:
Non-cash stock based compensation	793	160	2,841	1,583
(Gain) loss on disposition of business	-	366	(4,131)	366
Lease termination expenses	-	-	518	-
Transaction expenses	-	528	240	528
Acquisition and reorganization costs	-	1,041	-	1,041
Sub-total adjustments	793	2,095	(532)	3,518
Adjusted EBITDA	$9,364	$11,957	$41,183	$40,556

	Three Months Ended September 30,		Twelve Months Ended September 30,
(Unaudited, Dollars in Thousands)	2016	2015	2016	2015
Adjusted Net Income
Net income attributed to Landauer, Inc.	$2,566	$2,564	$17,753	$14,543
Sub-total adjustments	793	2,095	(532)	3,518
Income taxes on adjustments	854	(758)	1,155	(1,035)
Adjustments, net	1,647	1,337	623	2,483
Adjusted Net Income	$4,213	$3,901	$18,376	$17,026

	Three Months Ended September 30,		Twelve Months Ended September 30,
(Unaudited, Dollars in Thousands)	2016	2015	2016	2015
Pro Forma Revenue
Total Revenues, as reported	$36,773	$40,161	$149,239	$151,314
Less:
Medical Products adjustment	-	(2,585)	(5,802)	(9,887)
Radon adjustment	(27)	(641)	(117)	(4,678)
Total Revenues, pro forma	$36,746	$36,935	$143,320	$136,749

Exhibit 99.1

	Three Months Ended September 30,		Twelve Months Ended September 30,
(Unaudited, Dollars in Thousands)	2016	2015	2016	2015
Pro Forma Operating Income
Operating Income, as reported	$5,459	$6,817	$26,641	$23,699
Less:
Medical Products adjustment	-	(581)	(1,062)	(1,534)
Radon adjustment	(27)	38	(117)	(1,091)
Total Operating Income, pro forma	$5,432	$6,274	$25,462	$21,074

Segment Information

The following tables summarize financial information for each reportable segment for the three and twelve months ended September 30:

(Unaudited, Dollars in Thousands)	Three Months Ended September 30,		Twelve Months Ended September 30,
Revenues by segment:	2016	2015	2016	2015
Radiation Measurement	$26,487	$28,098	$104,203	$105,978
Medical Physics	10,286	9,478	39,234	35,449
Medical Products	-	2,585	5,802	9,887
Consolidated revenues	36,773	40,161	149,239	151,314

(Unaudited, Dollars in Thousands)	Three Months Ended September 30,		Twelve Months Ended September 30,
Operating income (loss) by segment:
Radiation Measurement	$8,692	$9,239	$37,853	$35,641
Medical Physics	749	1,044	3,201	3,126
Medical Products	-	581	1,063	1,534
Corporate	(3,982)	(4,047)	(15,476)	(16,602)
Consolidated operating income (loss)	5,459	6,817	26,641	23,699